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                          SECURITIES AND EXCHANGE COMMISSION

                                   WASHINGTON, D.C.









                                  PHARMAGENICS, INC.



                          ----------------------------------


                                    Exhibit 10.60

                                          to

                            QUARTERLY REPORT ON FORM 10-Q

                         For Quarter Ended September 30, 1996



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                                                 CONFIDENTIAL

                                  May 1, 1996

Mr. George M. Gould
287 Tillou Road
South Orange, New Jersey 07079

Dear George:

On behalf of PharmaGenics, Inc., I am very pleased to offer you the position of Senior Vice President, Corporate Affairs and Chief Counsel at PharmaGenics, reporting to me.


Term of Offer:          This offer will expire on May 15, 1996.

Location:               4 Pearl Court, Allendale, New Jersey.

Start of Employment:    On or before May 20, 1996 you will begin employment,
                        spending, on average, at least 24 hours per week at PharmaGenics or elsewhere on assignment as requested by PharmaGenics ("part-time employment"). You will convert to full-time employment at PharmaGenics at a time that is mutually agreeable to you and to PharmaGenics.

Responsibilities:       You will be responsible for intellectual property
                        issues, oversee the disposition of all legal issues and interact with the CEO, CFO and Director, Business
                        Development in the establishment and elaboration of business development strategies and activites.

                        You represent and warrant that you are not, to the best of your knowledge and belief, under any legal restraint or restriction that would prevent or make unlawful your accepting this employment offer or performing the responsibilities herein and that you have disclosed to PharmaGenics any and all constraints, confidentiality commitments or employment restrictions that you have with any other employer or business.

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                                                 CONFIDENTIAL

Compensation:           Base salary of $8,751 per month while you are engaged
                        in part-time employment at PharmaGenics: base salary of $14,585 per month upon conversion to full-time employment. Any annual or unscheduled bonuses are at the discretion of the Company and based upon performance and the Company's financial position.

Equity: Subject to approval by the Compensation Committee of the Board of Directors, an option to purchase 50,000 shares of Common Stock, exercisable at fair market value at the time of initiation of employment and vesting at a rate of twenty-five percent (25%) every twelve months. Sixty percent (60%) of the shares will begin vesting on the date that you initiate part-time employment at PharmaGenics; the remaining forty percent of the shares will begin vesting on the date that you begin full-time employment at PharmaGenics.

                        Upon termination for cause, the Company may purchase all issued shares at cost and all remaining options will expire. "Cause" means (i) your willful misconduct or gross negligence, or (ii) your breach of your confidentiality agreement with the Company. Issued shares will be subject to a right of first refusal in favor of the Company. Options will be issued pursuant to the Company's stock option plan and option agreement.

Severance:              As an employee at will, you will be subject to
                        termination with or without cause. Severance benefit equal to three months salary will be payable (at the rate in effect at the time of termination) in the event your employment is terminated by the Company without cause at any time following the date on which you begin full-time employment.

Benefits:               Health (only if not covered by the Roche plan),
                        disability, life insurance, 401(k) savings plan and vacation benefits as established by the Company for comparable positions.


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                                                 CONFIDENTIAL

Medical Testing:        This offer is contingent upon your satisfactorily
                        passing a urine test for drugs of abuse.

Contractual             You will be required to complete confidentiality and
Requirements:           patent assignment agreements upon commencement of
                        employment and to provide documentation confirming that you are legally employable in the United States.

Please evidence your acceptance of the foregoing offer by signing and returning one copy of this letter.

Yours truly,


/s/ Michael I. Sherman

Dr. Michael I. Sherman
President and Chief Executive Officer


Agreed and accepted this 2nd day of May, 1996.

/s/ George M. Gould
------------------------
George M. Gould